Exhibit 10.26

[MatrixOne logo]

April 15, 2003

Janet Heppner-Jones

954 Lakeview Way

Emerald Hills, CA 94062

Dear Janet:

I am very pleased to offer you the opportunity to work as an employee at-will of MatrixOne, Inc. (“the Company”) as Senior Vice President, Worldwide Field Operations reporting to Mark O’Connell, President & CEO. Your starting salary for this exempt position will be $10, 577.00 bi-weekly, which is equivalent to $275,000.00 per year. Your start date will be May 5, 2003; working from our Redwood City, CA office.

You will also be eligible to participate in the MatrixOne Executive Incentive Compensation Plan that is valued at approximately $225,000.00 on an annual basis. Your On Target Earnings are $500,000.00 on an annual basis. The details of your incentive compensation for fiscal year 2004 will be determined by the Company at the beginning of the new fiscal year which begins in July 2003.

You will be guaranteed $50,000 of your annual variable compensation in each of your first two years of employment. In your first year, $25,000 will be paid on the first pay period after your start date. The remaining $25,000 will be paid out in bi-weekly installments of $961.55 commencing with the first pay date in the new fiscal year (FY04) on July 11, 2003.

The second guaranteed payment of $50,000 will be paid out in bi-weekly installments of $1,923.08 commencing with the first pay date in the new fiscal year 2005 which begins in July 2004.

Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted the option to purchase 250,000 shares of Company common stock, at a price equal to the fair market value on the date of the grant. The options will be subject to and governed by the terms and conditions of a stock option agreement between you and the Company and the Company’s 1999 Stock Plan.

MatrixOne, Inc. offers a comprehensive insurance program designed to provide protection for its employees and their families. The package includes Basic Life, Accidental Death and Dismemberment, Medical, Dental, Vision, Short and Long Term Disability. You are also eligible to participate in the Section 105 executive reimbursement health plan. In addition, the Company also provides a 401(K) Retirement Savings Plan, Stock Purchase Plan and four weeks of vacation per year.

Confidential	Page 1	4/16/2003

[MatrixOne logo]

Lastly, the Company agrees that, in the event your at-will employment is terminated for any reason by the Company, you will be paid severance at the rate of your On-Target Earnings for the period of six months following the date of your termination (the “ Severance Period”). All severance payments shall be paid in accordance with the Company’s normal payroll practice and shall be conditioned upon your execution of a release agreement in a form acceptable to the Company as well as your continued compliance with the post-employment covenants contained in the Employee Secrecy and Invention Agreement.

As a condition of this offer you will be required to read and acknowledge the enclosed Employee Secrecy and Invention Agreement. By signing this document you agree that your employment shall not cause you to use, distribute or in any other way disclose confidential or proprietary information or material from your employer or any third party.

Janet, it is a pleasure to welcome you to the MatrixOne team. If you are in agreement with this offer, please sign the original and return it with the Employee Secrecy and Invention Agreement and the Application for Employment to Human Resources attn: Stephanie Pajot or if you wish, you may also fax your signed offer letter to the confidential HR fax (978) 589-5703. Please do not hesitate to contact me at (978) 589-4229 if you have any questions regarding this offer.

This offer will remain in effect until the close of business on April 21, 2003.

Sincerely,

/s/    Jane Seitz

Jane Seitz,

Senior Vice President, Human Resources

Enclosures

Offer accepted by	/s/ Janet Heppner-Jones	April 17, 2003
	Signature	Date

Confidential	Page 2	4/16/2003